UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/09/2012

Discovery Communications, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Discovery Place
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 9, 2012, Discovery Communications, LLC (the "Company"), a wholly-owned subsidiary of Discovery Communications, Inc. announced that Andrew Warren would be joining the Company to serve as its Chief Financial Officer. Prior to joining the Company, Mr. Warren, age 44, has served as the Chief Financial Officer at Liz Claiborne, Inc. from July 2007 through March 2012. Prior to that, he had held numerous finance positions at General Electric over the 18 years prior to 2007, including Senior Vice President and CFO for NBC Cable from January 2002 to May 2004 and Executive Vice President and Chief Financial Officer for NBC Universal Television Group from May 2004 to May 2006. Most recently, he served as Senior Operations Leader, GE Audit Staff, from May 2006 to July 2007 where he helped lead the divestiture of GE's Plastics division.

The Company has entered into an employment agreement with Mr. Warren to serve as our Chief Financial Officer starting March 26, 2012 and running through March 26, 2015. The parties may agree to renew the employment agreement. If the Company intends to enter into negotiations to renew Mr. Warren's employment agreement, the Company must notify Mr. Warren to that effect, in writing, no later than 270 days prior to the end of Mr. Warren's term of employment pursuant to this employment agreement.

Mr. Warren's base salary will be $900,000 and future salary increases will be reviewed and decided in accordance with the Company's standard practices and procedures for similarly-situated employees. Mr. Warren's annual incentive compensation plan target amount will equal 100% of his base salary. There is no guaranteed bonus amount.

During the first 60 days of Mr. Warren's employment, he will be recommended to be granted non-qualified stock options with a target value of $1 million and restricted stock units with a target value of $1 million. Beginning in 2013, Mr. Warren would also be considered for annual equity grants in accordance with the Company's normal executive compensation processes and practices. If Mr. Warren does not relocate to the Washington, D.C. metropolitan area by September 1, 2013, he will not be entitled to be considered for an equity award in 2014.

Mr. Warren is also eligible for benefits under the Company's relocation policy for executives at his job level. In addition to the benefits under the relocation policy, the Company will provide Mr. Warren with special transition benefits. The Company will reimburse Mr. Warren for up to $30,000 for travel expenses incurred in 2012 and up to $20,000 for travel expenses incurred in 2013. The Company will also provide Mr. Warren with a suitable corporate apartment in the Washington, D.C. area for the period from his date of hire until August 31, 2013, in an amount not to exceed $5,000 per month and will provide Mr. Warren with a car for the same period, in an amount not to exceed $1,500 per month. These special transition benefits will cease once Mr. Warren has relocated to the Washington, D.C. area. The Company has agreed to gross up the transition benefits for related income taxes actually paid by Mr. Warren with respect to these benefits.

Mr. Warren's employment may be terminated for Cause. "Cause" means (a) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (b) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Mr. Warren's employment with the Company; (c) conduct constituting a financial crime, material act of dishonesty or conduct in violation of Company's Code of Business Conduct and Ethics; (d) improper conduct substantially prejudicial to the Company's business; (e) willful unauthorized disclosure or use of Company confidential information; (f) material improper destruction of Company property; or (g) willful misconduct in connection with the performance of Mr. Warren's duties. If Mr. Warren's employment is terminated for Cause, he shall only be entitled to receive any amounts or benefits that have been earned or vested at the time of his termination.

If Mr. Warren's employment is terminated without Cause (as defined above), or for Good Reason, the Company will make the following severance payments: (a) current salary for the longer of the balance of the term of the employment agreement, 52 weeks, or the length of time for which Mr. Warren would otherwise be eligible to receive severance payments under the Company's severance plan then in effect; and (b) the prorated portion of Mr. Warren's bonus under the Company's bonus or incentive plan for the year in which the termination occurs (subject to achievement of the applicable performance metrics) and an additional bonus amount equal to 12 months of bonus eligibility for the year of termination. These severance amounts are contingent on Mr. Warren executing a release in favor of the Company. "Good Reason" means a material reduction in Mr. Warren's responsibilities or a material change in the location of the office where Mr. Warren works. Additionally, if Mr. Warren secures employment or any consulting, contractor or other business arrangement for services during the period during which the Company is providing severance payments, the Company would have the right to reduce the amounts otherwise payable under the employment agreement by the amount Mr. Warren receives for those services.   If the Company does not elect to negotiate to renew the agreement, Mr. Warren would be entitled to the severance benefits described above. The employment agreement also contains customary non-competition and non-solicitation clauses effective on the termination of Mr. Warren's employment.

If the Company offers to renew the employment agreement and Mr. Warren declines the renewal, Mr. Warren would be eligible for an additional payment of 50% of his base salary for the 12 months following the termination of the agreement. This payment would be contingent upon Mr. Warren's continued compliance with the non-competition covenants in the employment agreement and executing a release in form satisfactory to the Company. If Mr. Warren ceases to comply with the non-competition clauses in the employment agreement, these additional payments, as well as any severance payments, would be terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

Date: January 09, 2012	By:	/s/ Bruce Campbell
Bruce Campbell
Chief Development Officer, General Counsel and Secretary